Exhibit 99.1

For immediate release

February 26, 2018

AtriCure Reports Fourth Quarter and Full Year 2017 Financial Results

•	2017 worldwide revenue of $174.7 million – an increase of 12.6% year over year
•	2017 U.S. revenue of $138.4 million – an increase of 13.1% year over year
•	2017 international revenue of $36.3 million – an increase of 11.0% year over year

MASON, Ohio, February 26, 2018 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced fourth quarter and full year 2017 financial results.

“We realized several accomplishments in 2017 underpinned by our continued focus on education, clinical science and innovation. We begin 2018 with a platform in place to continue expanding our minimally invasive presence through our DEEP trial restart, CONVERGE trial enrollment efforts and growth in the AtriClip franchise,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We are well positioned to continue executing on our strategy to deliver solid financial and operational results while progressing forward with our strategic initiatives and positively impacting patient lives.”

Fourth Quarter 2017 Financial Results

Revenue for the fourth quarter of 2017 was $46.1 million, an increase of $4.9 million or 11.9% (10.7% on a constant currency basis), compared to fourth quarter 2016 revenue. U.S. revenue increased 10.8% to $36.2 million, driven by increased sales of ablation-related open-heart products and AtriClip® products. International revenue was $9.9 million, an increase of $1.4 million or 16.3% (10.3% on a constant currency basis), compared to fourth quarter 2016 revenue.

Gross profit for the fourth quarter of 2017 was $32.7 million compared to $28.9 million for the fourth quarter of 2016. Gross margin for the fourth quarter of 2017 increased to 71.0% compared to 70.2% in the fourth quarter of 2016.

Operating expenses for the fourth quarter of 2017 decreased 4.8%, or $1.8 million, compared to the fourth quarter of 2016. The decrease in operating expenses was driven primarily by a decrease in research and development project-related expenses.

Loss from operations for the fourth quarter of 2017 was $2.1 million, compared to $7.7 million for the fourth quarter of 2016. Net loss per share was $0.08 for the fourth quarter of 2017 compared to $0.27 for the fourth quarter of 2016.

Adjusted EBITDA, a non-GAAP measure, was a loss of $0.3 million for the fourth quarter of 2017 and $1.4 million for the fourth quarter of 2016 (see reconciliation of GAAP results to non-GAAP results in the table accompanying this release).

2017 Financial Results

Revenue for 2017 was $174.7 million, an increase of $19.6 million or 12.6% (12.4% on a constant currency basis), compared to 2016 revenue. U.S. revenue increased 13.1% to $138.4 million, driven by growth across our key ablation and AtriClip® products. International revenue was $36.3 million, an increase of $3.6 million or 11.0% (9.6% on a constant currency basis). International revenue growth was driven primarily by increases in product sales in Japan, Australia, Germany, France, Turkey, Austria and the Benelux region.

Gross profit for 2017 was $126.2 million compared to $111.1 million for 2016. Gross margin for 2017 increased to 72.2% compared to 71.6% for 2016.

Loss from operations for 2017 was $25.0 million, compared to $31.1 million for 2016. Adjusted EBITDA, a non-GAAP measure, was a loss of $5.3 million for 2017, compared to a $9.2 million loss for 2016 (see reconciliation of GAAP results to non-GAAP results in the table accompanying this release). Net loss per share was $0.83 for 2017 compared to $1.05 for 2016.

2018 Financial Guidance

Management projects 2018 revenue of approximately $190 million to $196 million. Adjusted EBITDA, a non-GAAP measure, is projected to be positive for 2018.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Monday, February 26, 2018 to discuss its fourth quarter and full year 2017 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 9894077. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide, with more than 125,000 implanted to date. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics.

Revenue reported on a constant currency basis is a non-GAAP measure and is calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and the company’s investors.

Adjusted EBITDA provides an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses adjusted EBITDA for its strategic planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods can be found in a table later in this release.

The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
United States Revenue:
Open-heart ablation	$16,671	$14,595	$64,517	$58,050
Minimally invasive ablation	8,365	8,937	34,421	31,169
AtriClip	10,645	8,404	37,281	30,321
Total ablation and AtriClip	35,681	31,936	136,219	119,540
Valve tools	510	730	2,168	2,845
Total United States	36,191	32,666	138,387	122,385
International Revenue:
Open-heart ablation	5,199	5,127	20,718	20,189
Minimally invasive ablation	2,148	2,182	8,007	8,065
AtriClip	2,426	1,103	7,251	3,986
Total ablation and AtriClip	9,773	8,412	35,976	32,240
Valve tools	98	79	353	484
Total international	9,871	8,491	36,329	32,724
Total revenue	46,062	41,157	174,716	155,109
Cost of revenue	13,379	12,260	48,553	44,008
Gross profit	32,683	28,897	126,163	111,101
Operating expenses:
Research and development expenses	7,721	9,866	34,144	35,824
Selling, general and administrative expenses	27,097	26,726	116,998	106,415
Total operating expenses	34,818	36,592	151,142	142,239
Loss from operations	(2,135)	(7,695)	(24,979)	(31,138)
Other expense, net	(497)	(914)	(1,899)	(2,160)
Loss before income tax expense	(2,632)	(8,609)	(26,878)	(33,298)
Income tax (benefit) expense	(52)	16	14	40
Net loss	$(2,580)	$(8,625)	$(26,892)	$(33,338)
Basic and diluted net loss per share	$(0.08)	$(0.27)	$(0.83)	$(1.05)
Weighted average shares used in computing net loss per share:
Basic and diluted	32,654	31,794	32,387	31,609

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$34,451	$44,009
Accounts receivable, net	23,083	21,094
Inventories	22,451	17,660
Other current assets	2,273	2,954
Total current assets	82,258	85,717
Property and equipment, net	28,749	29,995
Long-term investments	—	3,000
Goodwill and intangible assets, net	156,021	157,388
Other noncurrent assets	676	321
Total assets	$267,704	$276,421
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$31,342	$27,140
Other current liabilities and current maturities of capital leases and long-term debt	561	1,688
Total current liabilities	31,903	28,828
Capital leases	12,761	13,319
Long-term debt	24,100	23,886
Other noncurrent liabilities	37,774	41,946
Total liabilities	106,538	107,979
Stockholders' equity:
Common stock	35	33
Additional paid-in capital	386,963	367,851
Accumulated other comprehensive income (loss)	34	(468)
Accumulated deficit	(225,866)	(198,974)
Total stockholders' equity	161,166	168,442
Total liabilities and stockholders' equity	$267,704	$276,421

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(26,892)	$(33,338)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	14,615	11,697
Depreciation and amortization of intangible assets	9,128	9,299
Amortization of deferred financing costs	264	218
Loss on disposal of property and equipment and impairment of assets	336	433
Realized (gain) loss from foreign exchange on intercompany transactions	(173)	407
Amortization/accretion on investments	30	126
Change in allowance for doubtful accounts	(172)	149
Change in fair value of contingent consideration	(4,078)	969
Changes in operating assets and liabilities
Accounts receivable	(1,464)	(1,982)
Inventories	(4,477)	(79)
Other current assets	829	122
Accounts payable and accrued liabilities	3,518	(2,987)
Other noncurrent assets and liabilities	(408)	(153)
Net cash used in operating activities	(8,944)	(15,119)
Cash flows from investing activities:
Purchases of available-for-sale securities	(16,455)	(28,592)
Sales and maturities of available-for-sale securities	26,600	24,202
Purchases of property and equipment	(6,384)	(7,692)
Proceeds from sale of property and equipment	—	3
Net cash provided by (used in) investing activities	3,761	(12,079)
Cash flows from financing activities:
Proceeds from debt borrowings	—	25,000
Payments on debt and capital leases	(1,689)	(439)
Payment of debt fees	(50)	(120)
Proceeds from stock option exercises	4,402	3,337
Shares repurchased for payment of taxes on stock awards	(2,013)	(1,701)
Proceeds from issuance of common stock under employee stock purchase plan	2,110	1,618
Net cash provided by financing activities	2,760	27,695
Effect of exchange rate changes on cash and cash equivalents	24	(53)
Net (decrease) increase in cash and cash equivalents	(2,399)	444
Cash and cash equivalents - beginning of period	24,208	23,764
Cash and cash equivalents - end of period	$21,809	$24,208

Supplemental cash flow information:
Cash paid for interest	$2,002	$1,506
Cash paid for income taxes	37	30
Non-cash investing and financing activities:
Accrued purchases of property and equipment	650	340
Assets acquired through capital lease	2	152
Capital lease asset early termination	—	37

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net loss, as reported	$(2,580)	$(8,625)	$(26,892)	$(33,338)
Income tax (benefit) expense	(52)	16	14	40
Other expense, net (a)	497	914	1,899	2,160
Depreciation and amortization expense	2,271	2,441	9,128	9,299
Share-based compensation expense	3,668	2,901	14,615	11,697
Change in fair value of contingent consideration	(4,078)	969	(4,078)	969
Non-GAAP adjusted loss (adjusted EBITDA)	$(274)	$(1,384)	$(5,314)	$(9,173)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
(a) Other includes:
Net interest expense	$503	$474	$2,037	$1,574
(Gain) loss due to exchange rate fluctuation	(6)	440	(138)	586
Other expense, net	$497	$914	$1,899	$2,160

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